EXHIBIT 99.2
SCHEDULE B
TRANSACTIONS IN THE COMMON STOCK EFFECTING DURING THE PAST 60 DAYS BY THE REPORTING PERSON

The following table sets forth all transactions in the Common Stock effected in the past 60 days by the Reporting Persons. Except as noted below, all such transactions were effected by the Reporting Person in the open market through brokers, and the price per share does not include brokerage commissions and transaction costs.

Name of Reporting Person	Date of Transaction	Shares Purchased (Sold)	Price Per Share ($)
Globalharvest Holdings Venture Ltd.	9/12/2025	67,590	12.48
Globalharvest Holdings Venture Ltd.	9/15/2025	704	12.50
Globalharvest Holdings Venture Ltd.	9/19/2025	77,930	12.49
Globalharvest Holdings Venture Ltd.	9/22/2025	86,352	12.47
Globalharvest Holdings Venture Ltd.	9/23/2025	12,990	12.50
Globalharvest Holdings Venture Ltd.	9/24/2025	20,907	12.47
Globalharvest Holdings Venture Ltd.	9/25/2025	82,367	12.48
Globalharvest Holdings Venture Ltd.	10/10/2025	2,433	11.70
Globalharvest Holdings Venture Ltd.	10/13/2025	16,320	11.68
Globalharvest Holdings Venture Ltd.	10/14/2025	7,297	11.68
Globalharvest Holdings Venture Ltd.	10/16/2025	12,042	11.65
Globalharvest Holdings Venture Ltd.	10/17/2025	7,423	11.69
Globalharvest Holdings Venture Ltd.	10/20/2025	9,745	11.69
Globalharvest Holdings Venture Ltd.	10/27/2025	44,655	11.66
Globalharvest Holdings Venture Ltd.	10/28/2025	39,374	11.67
Globalharvest Holdings Venture Ltd.	10/29/2025	65,815	11.29
Globalharvest Holdings Venture Ltd.	10/30/2025	71,570	11.44
Globalharvest Holdings Venture Ltd.	10/31/2025	63,902	11.50
Globalharvest Holdings Venture Ltd.	11/3/2025	103,624	11.66
Globalharvest Holdings Venture Ltd.	11/4/2025	49,055	11.69